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                                                                    EXHIBIT 99.3
            KERAVISION, INC. PRESS RELEASE DATED AUGUST 3, 1998.

KeraVision Appoints to Board
Peter L. Wilson, Former President
of Richardson Vicks USA

Fremont, CA (August 3, 1998) -- KeraVision, Inc. (Nasdaq: KERA), a vision correction company, has elected Peter L. Wilson, former president of Procter & Gamble's Richardson Vicks USA, to its Board of Directors.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "Peter is a marketing strategist who is responsible for leading some of the most successful consumer over-the-counter brands of the past two decades. His achievements in the health and beauty care industries make him an exceptional addition to the KeraVision Board."

Wilson joined the marketing department of Richardson Vicks/Merrell Pharmaceuticals in 1972, rising to president and general manager of the Vidal Sassoon division in 1984 and president and general manager of the Personal Care Division in 1986. He was appointed president of Richardson Vicks in 1990.

During his 20-year tenure, Wilson was credited with revitalizing and extending the Oil of Olay brand and expanding the NyQuil franchise, including introducing the Liquicaps technology. He also developed advertising and product strategies for such brands as Clearasil, Fixodent and the Vicks Cough Cold line.

He succeeds Steven N. Weiss as a member of KeraVision's eight-member board. Weiss, who joined the board in 1987, is a general partner of Montgomery Medical Ventures, which was the company's original venture capital investor.

"It was Steve's vision that made KeraVision possible and his numerous contributions that helped make the company viable. He saw the potential for a new category of vision correction and took the gamble when others were afraid. Steve has the thanks of employees, stockholders and the patients who are now able to enjoy the benefits of KeraVision's pioneering approach to vision correction."

KeraVision, founded in 1986, is pioneering a new approach to treating common vision problems, one that seeks to reshape the cornea by surgically adding materials rather than cutting or removing tissue as other surgical methods do. The company believes its approach will be an alternative to eyeglasses, contacts and vision correction surgeries that permanently alter the eye. In addition to treating myopia, KeraVision's patented core technology is also being developed to potentially treat hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, KeraVision Ring or the surgical procedure, competitive products and technology, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended March 31, 1998.

# # #

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94548-7353
Fax:  (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
KeraVision and ICR are registered trademarks